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                                                                    EXHIBIT 21.1


The Registrant's subsidiaries are Global Diamond Resources Inc., a British Columbia corporation, and Global Diamond Resources (SA)(Pty) Limited, a South African corporation, Global Diamonds Resources International Limited, a British Virgin Islands corporation, and Nabas Diamonds (Pty) Ltd., a South African corporation.